The information in this preliminary pricing supplement is not complete and may be changed.  This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated September 20, 2017

Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and, product supplement no. 4-I dated April 15, 2016 JPMorgan Chase Financial Company LLC	Registration Statement Nos. 333-209682 and 333-209682-01 Dated September , 2017 Rule 424(b)(2)
Structured Investments	$ Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks due October 10, 2018 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek exposure to the performance of an unequally weighted basket of 15 Reference Stocks, reduced by the Basket Adjustment Factor. Investors should be willing to forgo interest and dividend payments and, if the Basket declines or if the Ending Basket Level does not exceed the Starting Basket Level by approximately 0.35123%, be willing to lose some or all of their principal amount at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	The Basket consists of 15 common stocks/common shares (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weight and the Initial Stock Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.
Payment at Maturity:

Payment at maturity will reflect the performance of the Basket, subject to the Basket Adjustment Factor.  Accordingly, at maturity, you will receive an amount per $1,000 principal amount note calculated as follows:

$1,000 × (1 + Basket Return) × Basket Adjustment Factor

Because the Basket Adjustment Factor is 99.65%, you will lose some or all of your principal amount at maturity if the Basket Return is less than a positive return of approximately 0.35123%.  For more information on how the Basket Adjustment Factor can impact your payment at maturity, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this pricing supplement.

Basket Return:	(Ending Basket Level – Starting Basket Level) Starting Basket Level
Basket Adjustment Factor:	99.65%
Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The arithmetic average of the closing levels of the Basket on the Ending Averaging Dates
Closing Level of the Basket:	On any Ending Averaging Date, the closing level of the Basket will be calculated as follows: 100 × [1 + sum of (Stock Return of each Reference Stock × Stock Weight of that Reference Stock)]
Stock Return:	With respect to each Reference Stock, on each Ending Averaging Date: (Final Stock Price – Initial Stock Price) Initial Stock Price
Initial Stock Price:	With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified in “The Basket” on page PS-1 of this pricing supplement
Final Stock Price:	With respect to each Reference Stock, on any Ending Averaging Date, the closing price of one share of that Reference Stock on that Ending Averaging Date
Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Pricing Date:	On or about September 22, 2017
Original Issue Date:	On or about September 27, 2017 (Settlement Date)
Ending Averaging Dates*:	October 1, 2018, October 2, 2018, October 3, 2018, October 4, 2018 and October 5, 2018
Maturity Date*:	October 10, 2018
CUSIP:	48129HAK3
*	Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $977.10 per $1,000 principal amount note.  The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $965.00 per $1,000 principal amount note.  See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012644/crt_dp64831-424b2.pdf

•	Prospectus supplement and prospectus, each dated April 15, 2016: http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.  As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

The Basket

The Bloomberg ticker symbol and the issuer of each Reference Stock, the relevant exchange on which each Reference Stock is listed and the Stock Weight and the Initial Stock Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weight	Initial Stock Price*
HON	Honeywell International Inc.	New York Stock Exchange (NYSE)	7.50%	$
RTN	Raytheon Company	NYSE	7.50%	$
LUV	Southwest Airlines Co.	NYSE	7.50%	$
FTV	Fortive Corporation	NYSE	7.50%	$
TXT	Textron Inc.	NYSE	7.50%	$
URI	United Rentals, Inc.	NYSE	7.50%	$
BA	The Boeing Company	NYSE	7.50%	$
CAT	Caterpillar Inc.	NYSE	7.50%	$
NSC	Norfolk Southern Corporation	NYSE	7.50%	$
ROK	Rockwell Automation, Inc.	NYSE	7.50%	$
LMT	Lockheed Martin Corporation	NYSE	5.00%	$
FDX	FedEx Corporation	NYSE	5.00%	$
CSX	CSX Corporation	The NASDAQ Stock Market	5.00%	$
SWK	Stanley Black & Decker, Inc.	NYSE	5.00%	$
PH	Parker-Hannifin Corporation	NYSE	5.00%	$

* The Initial Stock Price of each Reference Stock will be provided in the pricing supplement.

JPMorgan Structured Investments —	PS-1
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the notes.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return or payment at maturity set forth below reflects the Basket Adjustment Factor of 99.65% and the Starting Basket Level of 100.  Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return
180.00000	80.00000%	79.3700%
170.00000	70.00000%	69.4050%
160.00000	60.00000%	59.4400%
150.00000	50.00000%	49.4750%
140.00000	40.00000%	39.5100%
130.00000	30.00000%	29.5450%
120.00000	20.00000%	19.5800%
110.00000	10.00000%	9.6150%
105.00000	5.00000%	4.6325%
100.35123	0.35123%	0.0000%
99.85000	-0.15000%	0.4995%
100.00000	0.00000%	-0.3500%
95.00000	-5.00000%	-5.3325%
90.00000	-10.00000%	-10.3150%
80.00000	-20.00000%	-20.2800%
70.00000	-30.00000%	-30.2450%
60.00000	-40.00000%	-40.2100%
50.00000	-50.00000%	-50.1750%
40.00000	-60.00000%	-60.1400%
30.00000	-70.00000%	-70.1050%
20.00000	-80.00000%	-80.0700%
10.00000	-90.00000%	-90.0350%
0.00000	-100.00000%	-100.0000%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105.  Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return is 5%, the investor receives a payment at maturity of $1,046.325 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5%) × 99.65% = $1,046.325

Example 2: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 99.85.  Although the Ending Basket Level of 99.85 is less than the Starting Basket Level of 100 and the Basket Return is
-0.15%, because of the positive effect of the Basket Adjustment Factor, the investor receives a payment at maturity of $995.0053 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -0.15%) × 99.65% = $995.0053

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 50.  Because the Ending Basket Level of 50 is less than the Starting Basket Level of 100 and the Basket Return is -50%, the investor receives a payment at maturity of $498.25 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + -50%) × 99.65% = $498.25

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-2
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

Selected Purchase Considerations

•	UNCAPPED INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE BASKET — The notes provide uncapped exposure to the performance of the Basket, subject to the Basket Adjustment Factor. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

•	RETURN LINKED TO AN UNEQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The return on the notes is linked to the performance of an unequally weighted Basket that consists of 15 Reference Stocks as set forth under “The Basket” on page PS-1 of this pricing supplement.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

As discussed in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Section 871(m) generally applies to notes that substantially replicate the economic performance of one or more Underlying Securities, as determined upon issuance, based on tests set forth in the applicable Treasury regulations (a “Specified Security”). We intend to treat the notes as Specified Securities and therefore as being subject to Section 871(m). Under the applicable Treasury regulations, the dividend equivalent amount is calculated using a formula that is based on the actual dividends paid with respect to the Underlying Securities, even if these dividends are not reflected in determining any payment on the note. We will not be required to pay any additional amounts in respect of amounts withheld under Section 871(m). Upon request, we are required to provide further information relevant to the application of Section 871(m) to the notes, including a schedule of the dividend equivalent amounts and associated withholding. You may submit any such request for information to your custodian.

Our determinations (including with respect to the dividend equivalent amount) are generally binding on you, but are not binding on the IRS, and the IRS may disagree with our determinations. Section 871(m) is complex and its application may depend on your particular circumstances. You should consult your tax adviser regarding the application of Section 871(m) to the notes.

Based on certain factual assumptions and representations received from us, our special tax counsel is of the opinion that withholding under Sections 897 and 1445 of the Code and the regulations thereunder should not be imposed on proceeds paid to non-U.S. investors with respect to the notes, although it is possible that we may decide (or that the IRS could argue) that we are required to withhold.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes. Under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the notes. You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your principal. The amount payable at maturity, if any, will reflect the performance of the Reference Stocks,

JPMorgan Structured Investments —	PS-3
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

subject to a reduction by the Basket Adjustment Factor.  Because the Basket Adjustment Factor reduces the Basket Return, if the Ending Basket Level does not exceed the Starting Basket Level by at least approximately 0.35123%, you will lose some or all of your principal amount at maturity.

•	THE BASKET ADJUSTMENT FACTOR WILL DIMINISH ANY INCREASE IN THE VALUE OF THE BASKET AND MAGNIFY ANY DECLINE IN THE VALUE OF THE BASKET — If the Basket Return is negative or is less than a positive return of approximately 0.35123%, at maturity, you will lose some or all of your principal amount. In addition, the Basket Adjustment Factor will diminish any increase in the value of the Basket and magnify any decline in the value of the Basket. For each 1% that the Ending Basket Level is greater than the Starting Basket Level, the return on your principal amount will increase by less than 1%. In addition, for each 1% that the Ending Basket Level is less than the Starting Basket Level, you will lose more than 1% of your principal amount, provided that the payment at maturity will not be less than zero

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers.  In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-4
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Reference Stock, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	our internal secondary market funding rates for structured debt issuances;

•	the actual and expected volatility in the prices of the Reference Stocks;

•	the time to maturity of the notes;

•	the dividend rates on the Reference Stocks;

•	interest and yield rates in the market generally;

•	the actual and expected positive or negative correlation among the Reference Stocks, or the expected absence of any such correlation;

•	the occurrence of certain events affecting the issuer of a Reference Stock that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an unequally weighted Basket consisting of 15 Reference Stocks. Price movements of the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the values of the other Reference Stocks. In addition, high correlation of movements in the values of the Reference Stocks during periods of negative returns among the Reference Stocks could have an adverse effect on the payment at maturity on the notes. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level.

•	THE REFERENCE STOCKS INCLUDED IN THE BASKET ARE CONCENTRATED IN THE INDUSTRIALS SECTOR —

Each of the Reference Stocks has been issued by a company whose business is associated with the industrials sector.  Because the value of the notes is determined by the performance of the Basket, an investment in the notes will be concentrated in this sector.  As a result, the value of the notes may be subject to greater volatility

JPMorgan Structured Investments —	PS-5
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.

•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.

•	LIMITED TRADING HISTORY — Fortive Corporation commenced trading on the New York Stock Exchange on July 5, 2016 and therefore has limited historical performance. Accordingly, historical information for Fortive Corporation is available only since that date. Past performance should not be considered indicative of future performance.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting that Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect each Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, the estimated value of the notes will be provided in the pricing supplement and may be as low as the minimum for the estimated value of the notes set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimum for the estimated value of the notes.

JPMorgan Structured Investments —	PS-6
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

The Basket and the Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov.  We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Basket and the Reference Stocks

The following graphs show the historical weekly performance of the Basket as a whole from July 8, 2016 through September 15, 2017, as well as the Reference Stocks (other than the common stock of Fortive Corporation) from January 6, 2012 through September 15, 2017 and the common stock of Fortive Corporation from July 8, 2016 through September 15, 2017.  The graph of the historical Basket performance assumes the closing level of the Basket on July 8, 2016 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

We obtained the various closing prices below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since the commencement of trading of each Reference Stock, the price of that Reference Stock has experienced significant fluctuations.  The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket on the Pricing Date or any Ending Averaging Date.  There can be no assurance that the performance of the Basket will result in the return of any of your principal amount.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from July 8, 2016 through September 15, 2017.  The following graph assumes the closing level of the Basket on July 8, 2016 was 100 and the Stock Weights were as specified under “The Basket” in this pricing supplement.

JPMorgan Structured Investments —	PS-7
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

Honeywell International Inc. (“Honeywell”)

According to its publicly available filings with the SEC, Honeywell International Inc. is a technology and manufacturing company that invents and commercializes technologies that address challenges around energy, safety, security, productivity and global urbanization.  The common stock of Honeywell, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Honeywell in the accompanying product supplement.  Honeywell’s SEC file number is 001-08974.

Historical Information Regarding the Common Stock of Honeywell

The following graph sets forth the historical performance of the common stock of Honeywell based on the weekly historical closing prices of one share of the common stock of Honeywell from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of Honeywell on September 19, 2017 was $137.75.

Raytheon Company (“Raytheon”)

According to its publicly available filings with the SEC, Raytheon is a technology company specializing in defense and other government markets throughout the world.  Raytheon develops products, services and solutions in its core markets of sensing; effects; command, control, communications, computers, cyber and intelligence; mission support; and cybersecurity.  The common stock of Raytheon, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Raytheon  in the accompanying product supplement.  Raytheon’s SEC file number is 001-13699.

Historical Information Regarding the Common Stock of Raytheon

The following graph sets forth the historical performance of the common stock of Raytheon based on the weekly historical closing prices of one share of the common stock of Raytheon from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of Raytheon on September 19, 2017 was $183.25.

JPMorgan Structured Investments —	PS-8
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

Southwest Airlines Co. (“Southwest”)

According to its publicly available filings with the SEC, Southwest is a passenger airline that provides scheduled air transportation in the United States and near-international markets.  The common stock of Southwest, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Southwest in the accompanying product supplement.  Southwest’s SEC file number is 001-07259.

Historical Information Regarding the Common Stock of Southwest

The following graph sets forth the historical performance of the common stock of Southwest based on the weekly historical closing prices of one share of the common stock of Southwest from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of Southwest on September 19, 2017 was $53.54.

Fortive Corporation (“Fortive”)

According to its publicly available filings with the FDIC, Fortive is an industrial growth company encompassing businesses in field solutions, transportation technology, sensing, product realization, automation and specialty, and franchise distribution markets.  The common stock of Fortive, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Fortive in the accompanying product supplement.  Fortive’s SEC file number is 001-37654.

Historical Information Regarding the Common Stock of Fortive

The following graph sets forth the historical performance of the common stock of Fortive based on the weekly historical closing prices of one share of the common stock of Fortive from July 8, 2016 through September 15, 2017.  The common stock of Fortive commenced trading on July 5, 2016 and therefore has a limited performance history.  The closing price of one share of the common stock of Fortive on September 19, 2017 was $70.08.

JPMorgan Structured Investments —	PS-9
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

Textron Inc. (“Textron”)

According to its publicly available filings with the SEC, Textron is a multi-industry company with a global network of aircraft, defense, industrial and finance businesses.  The common stock of Textron, par value $0.125 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Textron in the accompanying product supplement.  Textron’s SEC file number is 001-05480.

Historical Information Regarding the Common Shares of Textron

The following graph sets forth the historical performance of the common stock of Textron based on the weekly historical closing prices of one share of Textron from January 6, 2012 through September 15, 2017.  The closing price of one common share of Textron on September 19, 2017 was $52.74.

United Rentals, Inc. (“United Rentals”)

According to its publicly available filings with the SEC, United Rentals is an equipment rental company that operates throughout the United States and Canada.  The common stock of United Rentals, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of PNC in the accompanying product supplement.  United Rentals’s SEC file number is 001-14387.

Historical Information Regarding the Common Stock of United Rentals

The following graph sets forth the historical performance of the common stock of United Rentals based on the historical weekly closing prices of one share of the common stock of United Rentals from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of United Rentals on September 19, 2017 was $129.89.

JPMorgan Structured Investments —	PS-10
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

The Boeing Company (“Boeing”)

According to its publicly available filings with the SEC, Boeing is an aerospace firm that operates in five principal segments: commercial airplanes; defense, space & security (which comprises three segments: Boeing military aircraft; network & space systems; and global services & support); and Boeing Capital.  The common stock of Boeing, par value $5.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Boeing in the accompanying product supplement.  Boeing’s SEC file number is 001-00442.

Historical Information Regarding the Common Stock of Boeing

The following graph sets forth the historical performance of the common stock of Boeing based on the weekly historical closing prices of one share of the common stock of Boeing from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of Boeing on September 19, 2017 was $252.46.

Caterpillar Inc. (“Caterpillar”)

According to its publicly available filings with the SEC, Caterpillar Inc. is a manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The common stock of Caterpillar, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Caterpillar in the accompanying product supplement.  Caterpillar’s SEC file number is 001-00768.

Historical Information Regarding the Common Stock of Caterpillar

The following graph sets forth the historical performance of the common stock of Caterpillar based on the weekly historical closing prices of one share of the common stock of Caterpillar from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of Caterpillar on September 19, 2017 was $124.74.

JPMorgan Structured Investments —	PS-11
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

Norfolk Southern Corporation (“Norfolk Southern”)

According to its publicly available filings with the SEC, Norfolk Southern Corporation is primarily engaged in the rail transportation of raw materials, intermediate products, and finished goods primarily in the Southeast, East, and Midwest and, via interchange with rail carriers, to and from the rest of the United Stated and also transports overseas freight through several Atlantic and Gulf Coast ports.  The common stock of Norfolk Southern, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Norfolk Southern in the accompanying product supplement.  Norfolk Southern’s SEC file number is 001-08339.

Historical Information Regarding the Common Stock of Norfolk Southern

The following graph sets forth the historical performance of the common stock of Norfolk Southern based on the weekly historical closing prices of one share of the common stock of Norfolk Southern from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of Norfolk Southern on September 19, 2017 was $127.80.

Rockwell Automation, Inc. (“Rockwell Automation”)

According to its publicly available filings with the SEC, Rockwell Automation is an industrial automation and information company that operates two segments: architecture & software; and control products and solutions.  The common stock of Rockwell Automation, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Rockwell Automation in the accompanying product supplement.  Rockwell Automation’s SEC file number is 001-12383.

Historical Information Regarding the Common Stock of Rockwell Automation

The following graph sets forth the historical performance of the common stock of Rockwell Automation based on the weekly historical closing prices of one share of the common stock of Rockwell Automation from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of Rockwell Automation on September 19, 2017 was $177.13.

JPMorgan Structured Investments —	PS-12
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

Lockheed Martin Corporation (“Lockheed Martin”)

According to its publicly available filings with the SEC, Lockheed Martin is a security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. Lockheed also provide a range of management, engineering, technical, scientific, logistics, system integration and cybersecurity services.  The common stock of Lockheed Martin, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Lockheed Martin in the accompanying product supplement.  Lockheed Martin’s SEC file number is 001-11437.

Historical Information Regarding the Common Stock of Lockheed Martin

The following graph sets forth the historical performance of the common stock of Lockheed Martin based on the weekly historical closing prices of one share of the common stock of Lockheed Martin from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of Lockheed Martin on September 19, 2017 was $305.65.

FedEx Corporation (“FedEx”)

According to its publicly available filings with the SEC, FedEx provides a portfolio of transportation, e-commerce and business services through companies competing collectively, operating independently and managed collaboratively, under the FedEx brand.  The common stock of FedEx, par value $0.10 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of FedEx in the accompanying product supplement.  FedEx’s SEC file number is 001-15829.

Historical Information Regarding the Common Stock of FedEx

The following graph sets forth the historical performance of the common stock of FedEx based on the weekly historical closing prices of one share of the common stock of FedEx from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of FedEx on September 19, 2017 was $216.00.

JPMorgan Structured Investments —	PS-13
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

CSX Corporation (“CSX”)

According to its publicly available filings with the SEC, CSX is a transportation company that provides rail-based transportation services, including traditional rail service and the transport of intermodal containers and trailers.  The common stock of CSX, par value $1.00 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of CSX in the accompanying product supplement.  CSX’s SEC file number is 001-08022.

Historical Information Regarding the Common Stock of CSX

The following graph sets forth the historical performance of the common stock of CSX based on the weekly historical closing prices of one share of the common stock of CSX from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of CSX on September 19, 2017 was $51.78.

Stanley Black & Decker, Inc. (“Stanley Black & Decker”)

According to its publicly available filings with the SEC, Stanley Black & Decker is a global provider of hand tools, power tools and related accessories, mechanical access solutions (i.e., automatic doors and commercial locking systems), electronic security and monitoring systems, healthcare solutions, engineered fastening systems and products and services for various industrial applications.  The common stock of Stanley Black & Decker, par value $2.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Stanley Black & Decker in the accompanying product supplement.  Stanley Black & Decker’s SEC file number is 001-05224.

Historical Information Regarding the Common Stock of Stanley Black & Decker

The following graph sets forth the historical performance of the common stock of Stanley Black & Decker based on the weekly historical closing prices of one share of the common stock of Stanley Black & Decker from January 6, 2012 through September 15, 2017.  The closing price of one share of the common stock of Stanley Black & Decker on September 19, 2017 was $151.25.

JPMorgan Structured Investments —	PS-14
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

Parker-Hannifin Corporation (“Parker-Hannifin”)

According to its publicly available filings with the SEC, Parker-Hannifin is a manufacturer of motion and control technologies and systems, providing precision engineered solutions for a variety of mobile, industrial and aerospace markets.  The common shares of Parker-Hannifin, par value $0.50 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Parker-Hannifin in the accompanying product supplement.  Parker-Hannifin’s SEC file number is 001-04982.

Historical Information Regarding the Common Shares of Parker-Hannifin

The following graph sets forth the historical performance of the common shares of Parker-Hannifin based on the weekly historical closing prices of one common share of Parker-Hannifin from January 6, 2012 through September 15, 2017.  The closing price of one common share of Parker-Hannifin on September 19, 2017 was $176.09.

JPMorgan Structured Investments —	PS-15
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co.  For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.  The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Basket and the Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments —	PS-16
Return Notes Linked to an Unequally Weighted Basket of 15 Reference Stocks